On March 12, 2009, the Board of Trustees, upon the recommendation of the Audit Committee of the Board, determined not to retain
Deloitte & Touche LLP (“Deloitte”) as the MLIG Variable Insurance
Trust's (the "Trust") (consisting of Roszel/Lord Abbett Large Cap
Value Portfolio, Roszel/Davis Large Cap Value Portfolio,
Roszel/BlackRock Equity Dividend Portfolio, Roszel/Fayez Sarofim
Large Cap Core Portfolio, Roszel/AllianceBernstein Large Cap Core
Portfolio, Roszel/Santa Barbara Conservative Growth Portfolio
(formerly Roszel/Rittenhouse Large Cap Growth Portfolio),
Roszel/Marsico Large Cap Growth Portfolio, Roszel/Allianz
NFJ Mid Cap Value Portfolio, Roszel/Cadence Mid Cap Growth
Portfolio, Roszel/NWQ Small Cap Value Portfolio, Roszel/Delaware
Small-Mid Cap Growth Portfolio, Roszel/Lazard International
Portfolio, Roszel/JPMorgan International Equity Portfolio,
Roszel/Blackrock Fixed Income II Portfolio (formerly Roszel/Lord Abbett
Government Securities Portfolio), Roszel/BlackRock Fixed-Income Portfolio,
Roszel/Lord Abbett Affiliated Portfolio, Roszel/Allianz CCM Capital
Appreciation Portfolio, Roszel/Lord Abbett Mid Cap Value Portfolio,
Roszel/Seligman Mid Cap Growth Portfolio, Roszel/Allianz NFJ Small
Cap Value Portfolio, Roszel/JPMorgan Small Cap Growth Portfolio,
Roszel/Delaware Trend Portfolio and Roszel/Lord Abbett Bond Debenture
Portfolio) independent public accounting firm and approved the appointment of PricewaterhouseCoopers LLP to serve as the Trust’s
independent public accounting firm.   For the fiscal years ended
December 31, 2007 and December 31, 2008, Deloitte served as the
Trust’s independent public accounting firm and, for those years Deloitte’s audit report concerning the Trust contained no adverse opinion or disclaimer of opinion nor were its reports qualified or modified as to uncertainty, audit scope or accounting principles.  Furthermore, there were no disagreements between the Trust and Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of Deloitte would have caused it to make reference to the disagreements in connection with its report on the financial statements for such fiscal years.  There were no “reportable events”
as that term is described in Item 304(a)(1)(v) of Regulation S-K during the last fiscal years ended December 31, 2007 and 2008.

Registrant has provided a copy of the disclosures contained in this Exhibit 77K to Deloitte prior to the date of filing of this
Form N-SAR with the US Securities and Exchange Commission
(the “Commission”) as required by Item 304(a)(3) of Form S-K.
In addition, the registrant has requested that Deloitte confirm in a letter provided to the registrant and addressed to the Commission that it agrees with the representations contained in this Exhibit 77K, and Deloitte’s response addressed to the Commission is also included in this Exhibit 77K.